Exhibit 99.1

McEWEN MINING ANNOUCES PLANS TO EXPAND

PRODUCTION AT El GALLO 1 MINE IN MEXICO

TORONTO, ONTARIO - (May 16, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce that the Company will be expanding the El Gallo 1 Mine in Sinaloa, Mexico. The Company expects this expansion will significantly increase gold production for a small amount of capital.

El Gallo 1 Mine Expansion Highlights

(Stated in U.S. Dollars)

•                  Production Increasing: El Gallo 1 mine to be increased from 3,000 to approximately 4,500 tonnes of ore per day. This, along with improvements in ore grade, would increase gold production from an estimated 27,300 ounces in 2013 to approximately 37,500 ounces in 2014 and 75,000 ounces in 2015.

•                  Limited Capital Required: Initial capital cost estimated at approximately $5 million. No need for debt or equity financing. Growth to be financed internally.

•                  Upgrades: Additional carbon columns, pumps, spare parts inventory, heap leach pad expansion and upgrades to the process plant. Mining rate to be increased as required using current mining contractor.

•                  Time: Equipment additions and plant upgrades expected to be completed in 9 months. Heap-leach pad expansion is expected to be completed in 12 months. Existing capacity on current heap-leach pad could potentially accelerate ramp-up.

•                  Exploration: Primary driver behind expansion is the new Central Zone discovery. Recent drill holes include: 5.7 gpt gold over 23 meters and 3.9 gpt gold over 21 meters, which has expanded the mineralization at the mine and increased managements confidence.

•                  El Gallo 2 Alternative: Evaluating potential to ship ore from El Gallo 2 to El Gallo 1, using current heap leaching facilities. Review will focus on silver recoveries (early column tests returned between 45-62% silver) and crushing/processing costs. If successful, this would eliminate approximately $170 million in capital expenditures.

“With today’s lower gold and silver prices and capital markets effectively shut to junior mining companies, one is forced to look closer at low cost alternatives in order to grow profitability. One of the most attractive features of a heap leach mine in Mexico is that it can be expanded fairly quickly, with modest capital. Even without El Gallo 2 or Gold Bar, production from our existing operations is set to ramp-up from 130,000 gold equivalent ounces this year to 175,000 gold equivalent ounces by 2015,” stated Rob McEwen, Chief Owner.

McEwen Mining Inc. | May 16, 2013

Crushing Capacity

The crushers at El Gallo 1 were originally designed to operate at 3,000 tonnes per day. During construction the Company decided to purchase equipment with extra capacity. Since commercial production was declared on January 1st, the Company has been able to steadily increase capacity. During Q1, the crushers averaged 3,275 tonnes per day. In April, that was increased to 3,700 tonnes per day. In May, the crusher has operated up to 4,500 tonnes per day. In order to continue at this rate on sustained basis improvements will be made to the equipment availability through an enhanced maintenance program and a larger inventory of spare equipment.

Process Plant

The current ADR (adsorption-desorption-recovery) process plant at the mine is able to accommodate an average of 4,000-4,300 tonnes per day.  In order to expand this capacity the Company will be installing a new series of pumps, generators, carbon columns and making upgrades to the electro-winning cells. This process is expected to be completed in approximately 9 months.

Heap Leach Pad

In order to accommodate the increased throughput, expansion of the heap leach pad will be moved forward in the mine plan. In order to expand the size of the heap leach pad, additional permits are required. Work on these permits has been underway since the beginning of the year and the Company expects to have them submitted by the end of Q3. There is currently capacity on the leach pad that could handle the increased production for approximately one year, which is located within the existing mine permit.

El Gallo 2 — Heap Leach Potential

With the planned expansion at El Gallo 1, the Company will review the potential to process ore from El Gallo 2 at the current heap leach facilities. The two sites are separated by approximately 5 kilometers.  Review will focus on silver recoveries (early column tests returned between 45-62% silver), transportation, crushing and processing costs. Although this would reduce recoverable silver, it would eliminate approximately $170 million in capital expenditures.

Technical Risks

There are significant risks and uncertainty associated expanding production without a feasibility or pre-feasibility study. The proposed El Gallo 1 production expansion has not been explored, developed or analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study and may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the development of all or part of the El Gallo 1 expansion.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable, mid-tier gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar Project in Nevada, US and the Los Azules Project in San Juan, Argentina.

McEwen Mining has 297 million shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares). As of April 30, 2013, McEwen Mining had cash and liquid assets of approximately US$50 million and is debt free.

TECHNICAL INFORMATION:

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). For additional information about the El Gallo Complex see the technical report titled “El Gallo Complex Phase II project, NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico” with an effective date of September 10, 2012, prepared by M3 Engineering along with a team of associates (the “Phase II Report”). The authors of the Phase 2 Report, Stan Timler - M3 Engineering, Mike Hester - Independent Mining Consultants (Reserves), Dawn Garcia - SRK Consulting (Environmental), Richard Kehmeier and Brian Hartman - Pincock Allen & Holt (El Gallo Deposit Resource), John Read - McEwen Mining consultant (Palmarito Insitu, Historic Waste Dumps and Historic tailings Resource), are each qualified persons and all of whom but John Read are independent of McEwen Mining, each as defined by NI 43-101.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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